EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
National Lampoon, Inc. and Subsidiaries

We hereby consent to the incorporation in the Registration Statements of National Lampoon, Inc. on Form S-8, SEC File Numbers 333-139060, 333-91260, and 333-50932 which were filed with the Commission on December 1, 2006, June 26, 2002, and November 30, 2000, respectively, of our Independent Registered Public Accounting Firm’s Report dated October 31, 2008 covering the consolidated financial statements of National Lampoon, Inc. and Subsidiaries for the years ended July 31, 2008 and 2007.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Los Angeles, California
November 10, 2008